Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 2, 2026, except for Note 14 as to which the date is February 19, 2026, with respect to the financial statements of Swarmer, Inc. for the years ended December 31, 2025 and 2024 included in the Registration Statement on Form S-1 (File No. 333-293123).

/s/ CBIZ CPAs P.C.

New York, NY

March 20, 2026